UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2008

SILICON GRAPHICS, INC.

(Exact name of registrant specified in its charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California 94085

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (650) 960-1980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 25, 2008, Silicon Graphics, Inc. (the “Company”) and certain of its subsidiaries (with the Company, the “Borrowers”) entered into the Fifth Amendment to the Senior Secured Credit Agreement (the “Fifth Amendment”) with Morgan Stanley Senior Funding, Inc. as administrative agent and revolving agent, Morgan Stanley & Co., Incorporated as collateral agent, and the other Lenders and Credit Parties thereto (as defined therein). The Senior Secured Credit Agreement, dated October 17, 2006, as amended (the “Credit Agreement”), provides the Borrowers with a term loan facility and a line of credit.

The Fifth Amendment modified the Credit Agreement’s restrictions on incurring additional Indebtedness (as defined therein) by expanding the definition of Permitted Indebtedness (as defined therein) to include (i) the Borrowers’ systems warehousing agreement with ECS United Kingdom plc, pursuant to which the Borrowers may incur up to $20 million in Indebtedness, and (ii) unsecured Indebtedness, not to exceed $10 million, incurred to fund the required cash collateralization of the guarantee that will be issued to the North German Group for High- and Highest-Performance Computers (HLRN). The total leverage ratio was amended to be 5.75 for the period ending September 25, 2009; 4.50 for the period ending December 25, 2009; 4.25 for the period ending March 26, 2010 and 3.5 for each fiscal quarter-end thereafter until and including September 30, 2011. Consolidated EBITDA was amended to be $30 million as of September 25, 2009; $37.5 million as of December 25, 2009; $40 million as of March 26, 2010; and $45 million on June 25, 2010 and for each fiscal quarter-end until and including September 30, 2011. Minimum global liquidity was set at $15 million and fiscal year 2009 capital expenditures are limited to $10 million for fiscal year 2009, and for following fiscal years to $15 million.

Under the Fifth Amendment, the Company has additional reporting requirements. The Company must provide a minimum thirteen week cash forecast on a monthly basis and offers Private Lenders, as defined in the Fifth Amendment, monthly conference calls with management and any financial advisors. Also, the interest rate on the Term Loan is increased by 2% and the related accrued interest can be paid-in-kind by adding the amount of such interest to the principal amount of the Term Loan. A fee of $662,500 was added to the principal and is payable at maturity. The Fifth Amendment also includes other revisions that are administrative in nature.

Item 2.02. Results of Operations and Financial Condition.

On August 28, 2008, the Company announced its financial results for the quarter and year ended June 27, 2008. As announced in the press release, the Company will be holding a conference call at 2:00 p.m. on August 28, 2008, in which certain presentation materials will be used. A copy of the press release announcing the Company’s financial results and presentation materials for the earnings call are included as exhibits in this Current Report on Form 8-K. The information contained in this paragraph and in exhibit 99.1 and exhibit 99.2 is furnished pursuant to Item 2.02 of Form 8-K and is not intended to be incorporated by reference into future filings under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless expressly incorporated by reference in such filings.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

Mr. Kevin Katari resigned from the Board of the Company effective August 27, 2008. Mr. Katari served on the Corporate Governance and Nominating Committee. Mr. Katari is the Managing Member of Watershed Asset Management LLC and WS Partners L.L.C. (collectively, the “Watershed Management Entities”). Affiliates of the Watershed Management Entities are lenders under our Credit Agreement.

Mr. Chun Won Yi resigned from the Board of Directors of Silicon Graphics, Inc. (the “Company”) effective August 26, 2008. Mr. Yi served on the Corporate Governance and Nominating Committee. Mr. Yi is a Vice President of Monarch Alternative Capital LP (“Monarch”). Affiliates of Monarch are Lenders under our Credit Agreement.

To the Company’s knowledge, neither Mr. Katari nor Mr. Yi resigned because of any disagreement relating to the Company’s operations, policies or practices and have expressed their continuing support of the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this report:

99.1	Earnings Press Release dated August 28, 2008.

99.2	Presentation materials entitled “SGI Q4 & FY08 Results August 28, 2008.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date: August 28, 2008	By:	/s/ Kathy Lanterman
	Name:	Kathy Lanterman
	Title:	Senior Vice President and Chief Financial Officer